UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 13, 2010
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ADAMIS PHARMACEUTICALS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2658 Del Mar Heights Rd., #555 Del Mar, CA 92014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 401-3984

(Former name or Former Address, if Changed Since Last Report.)

______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Adamis Pharmaceuticals Corporation (the “Company”) has completed the closing of a private placement financing transaction (the “January 2010 Financing”) with a small number of institutional investors led by Gemini Master Fund, Ltd., pursuant to a Securities Purchase Agreement (the “Agreement”).   The Company issued 10% Senior Secured Convertible Notes (the “Notes”) in the aggregate principal amount of $1.5 million and 1,500,000 shares of common stock of the Company, and received gross proceeds of $1.5 million, excluding transaction costs and expenses.

Interest on the Notes is payable at a rate of 10% per annum and is payable monthly on the first business day of each month.  Principal and any accrued and unpaid interest is due and payable nine months after the date of the Notes.  The Notes are convertible into shares of the Company’s common stock at any time at the discretion of the investor at an initial conversion price per share of $0.20, subject to adjustment for stock splits, stock dividends and other similar transactions and subject to the terms of the Notes.  The conversion price is also subject to price anti-dilution adjustments providing that if the Company issues equity securities or securities convertible into equity securities at an effective price per share below the conversion price of the Notes (subject to certain exceptions), the conversion price of the Notes will be adjusted downward to equal the price of the new securities.

The Company’s obligations under the Notes and the other transaction agreements are guaranteed by the Company’s principal subsidiaries, including Adamis Corporation, Adamis Laboratories, Inc. and Adamis Viral, Inc., and are secured by a security interest in all of the assets of the Company and those subsidiaries, pursuant to a Security Agreement.

The transaction agreements include restrictions on the Company’s ability to engage in certain kinds of transactions while the Notes are outstanding without the consent of two-thirds in interest of the Investors, including incurring or paying certain kinds of indebtedness, entering into certain kinds of financing transactions at prices below $.20 per share, or encumbering the Company’s assets.  In addition to the rights under the Security Agreement to foreclose on the collateral in the event of a default, the transaction documents include a variety of liquidated damages, penalties and default provisions upon events of default by the Company, including without limitation an increase in the principal amount and interest rate and a potential decrease in the conversion price of the Notes, and in connection with certain other breaches of covenants of the Company.  If the shares underlying the Notes are not freely tradeable under SEC Rule 144 after six months from the closing of the Note transaction, the Company intends to file a registration statement covering the resale of such shares.

In connection with the transaction, the Company’s officers entered into lockup agreements restricting sales of Company securities owned by them for as long as any Notes are outstanding, subject to certain limited exceptions. The Company will pay cash compensation and issue common stock purchase warrants to Shoreline Pacific, LLC and Burrill LLC pursuant to placement agent agreements between the Company and those firms.

The foregoing description of the transaction is qualified in its entirety by the actual transaction agreements that are filed as exhibits to this Report, which are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.  The investors in the January 2010 Financing were accredited investors as such term is defined in Rule 501 of the Securities Act.  The securities were issued in a private placement under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.  Each investor represented that it is an accredited investor, as defined in Rule 501 of Regulation D, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Act.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Securities Purchase Agreement dated as of January 11, 2010.

10.2	10% Senior Secured Convertible Note dated as of January 11, 2010.

10.3	Security Agreement dated as of January 11, 2010.

10.4	Form of Lock-Up Agreement.

10.5	Subsidiary Guarantee Agreement dated as of January 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated:	January 14, 2010	By:	/s/ Robert O. Hopkins
		Name:	Robert O. Hopkins
		Title:	Chief Financial Officer

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